EXHIBIT 21.1


                       Subsidiaries of Registrant

                                State of           % of Voting
       Name                   Incorporation      Securities Owned

Department Store
Photography, Inc.             New York             100

The Three Dimensional
Photography Corporation       New York             91.39

Kelly Color
Laboratories, Inc.            North Carolina       100